Exhibit 99.2

NEWS RELEASE

Gray Agrees to Purchase Yellowstone Television,

Adding Three More Number One Stations to Gray’s Portfolio

Atlanta, Georgia – November 4, 2013. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced that it has entered into an agreement to purchase Yellowstone Television, LLC (“Yellowstone”). On November 1, 2013, Yellowstone acquired and became the owner of the following television stations:

•	KGNS-TV in the Laredo, Texas market (DMA 184). Its channels are affiliated with NBC, CW, and Telemundo.

•	KGWN-TV in the Cheyenne, Wyoming-Scottsbluff, Nebraska market (DMA 196). Its channels are affiliated with CBS and CW. KGWN-TV extends throughout the market via KSTF(TV) in Scottsbluff, Nebraska, and K19FX in Laramie, Wyoming.

•	KCHY-LP is the NBC affiliate for the Cheyenne-Scottsbluff market. It will now integrate its operations with KGWN-TV.

•	KCWY-TV in the Casper, Wyoming market (DMA 197). Its primary channel is affiliated with NBC.

According to BIA revenue data, each of KGNS-TV, KGWN-TV, and KCWY-TV is the highest ranked television station in its market.

Jason Wolff, the President of Yellowstone, remarked, “This group of stations is distinguished by their demonstrated market success and commitment to their local communities. While selling the group was a difficult decision, Gray Television will provide these stations and their fine employees with tremendous opportunities to build upon their successes.”

“Gray is thrilled to have the opportunity to expand into three new, dynamic markets through the acquisition of Yellowstone’s terrific television stations,” said Hilton Howell, Gray’s CEO and President. “We look forward to working with the strong teams in each of these markets to enhance their leading local positions even further,” he added.

Kevin Latek, Gray’s Senior Vice President for Business Affairs explained, “Gray’s acquisition of Yellowstone will add three more number-one stations to what we believe is already the largest collection of top television stations in the industry. As such, the transaction is consistent with Gray’s strategy of enhancing shareholder value through select acquisitions of market-leading stations that share the culture and values of our existing television stations.”

Gray purchased a 99% non-voting interest in Yellowstone for $23 million and commenced operating the Yellowstone stations pursuant to a local marketing agreement. Subject to receipt of regulatory and other approvals, Gray will acquire voting control of Yellowstone in a subsequent transaction that is expected to close in the fourth quarter of 2013 or the first quarter of 2014. Additional terms were not disclosed.

The transaction purchase price represents a multiple of 6.2 times a blended average of 2013-2014 pro forma broadcast cash flow of the stations. The transaction will be immediately accretive to Gray.

Gray funded last week’s acquisition of KJCT(TV) in Grand Junction and the acquisition of the Yellowstone non-voting interest from existing cash on hand.

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations in 31 television markets broadcasting 46 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 42 additional channels of programming. We also operate additional television stations that broadcast channels affiliated with ABC, CBS, NBC, CW, and Telemundo. Our owned and/or operated television stations collectively broadcast twenty-three channels affiliated with the CBS Network, fourteen channels affiliated with the NBC Network, nine channels affiliated with the ABC Network and five channels affiliated with the FOX Network. In addition to these “Big 4 Network” channels, our stations broadcast channels affiliated with networks such as MyNetworkTV, CW Network and CW Plus Network, MeTV Network, This TV Network, Live Well Network, Antenna TV, and Telemundo. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.2% of total United States households.

For information contact: Hilton Howell President and Chief Executive Officer (404) 266-5512 Web Site: www.gray.tv	Jim Ryan Senior V.P. and Chief Financial Officer (404) 504-9828